Exhibit 10.2

HOME FEDERAL BANK

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 2nd day of July, 2007 contemporaneously with the Change-in-Control Agreement, by and between HOME FEDERAL BANK, a South Dakota corporation (hereinafter referred to as the “Bank”), P. O. Box 5000, Sioux Falls, South Dakota 57117-5000 and ___________ (the “Employee”).

RECITALS

A.	The Employee is currently serving as _____________________.
B.	The Board of Directors of the Bank recognizes the important service that the Employee provides and will continue to provide for the Bank.
C.	The Board of Directors of the Bank has approved and authorized the execution of this Agreement with the Employee to take effect as stated herein.
D.	The Board of Directors of the Bank has approved and authorized the execution of a Change-in-Control Agreement with the Employee on contemporaneous basis with this Agreement.

COVENANTS

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained and further contained in the Change-in-Control Agreement between the parties executed contemporaneously herewith, the parties agree as follows:

1.              Term:

This agreement shall commence on the date herein and shall continue in effect through June 30, 2008, provided, however, that commencing on July 1, 2008 and on each July 1 thereafter, the term of this agreement shall automatically be extended for one additional year unless, no later than by March 31, the Bank or the Employee shall have given notice that it does not wish to extend this agreement.  If the Employee gives such Notice of Non-extension the Employee’s Change-in-Control Agreement shall terminate when this agreement terminates.

2.              Employment

The Employee serves as ____________ of the Bank and shall have all such authority, powers, duties, and responsibilities as may be given to the Employee from time to time by the President or CEO.  The Employee shall devote substantially all of the Employee’s working time and efforts to the affairs of the Bank.

3.              Compensation

(a)     The Bank shall pay the Employee a base salary at a rate of no less than                        THOUSAND ____________ HUNDRED AND 00/100 DOLLARS ($__, _00) per year during the term of this Agreement upon the same frequency and on the same basis that that Bank normally makes salary payments to other Employee personnel.  Appropriate adjustments will be made to the Employee’s base salary giving consideration to the value of the Employee’s services and to comparable adjustments to salaries paid to other executive employees of the Bank.

(b)     The Employee shall participate in the same manner as other executives in the Bank’s executive incentive plans.

4.              Benefits

The Bank shall provide Employee, in addition to the base salary, all benefits made available to other officers of the Bank as described in the Bank’s benefit plan(s) including, but not limited to group term life insurance, group medical, dental and disability coverage, paid Personal Time Off (PTO), and retirement.

5.              Termination

(a)	Termination for Cause. The Bank shall have the right to immediately discharge Employee for cause. Cause shall include:
	(i)	Material violation of a law or regulation which:
		(a)	Governs the Employee’s conduct as an officer of the Bank; or
		(b)	In the reasonable opinion of the Bank affects the Employee’s fitness to serve in his/her position;
	(ii)		Substantial neglect of the Employee’s duties;
	(iii)		Action or inaction, which materially and adversely impacts the Bank’s safety, soundness, security, assets, customers or employees;
	(iv)		Dishonesty of a material nature;
	(v)		Failure to comply with Bank material rules, regulations or policies;
	(vi)		Engaging in personal conduct which, when considering the Employee’s position with the Bank, would materially detract from its business reputation in the community served; and
	(vii)		Material breach of any material covenant or condition of this Agreement;
	(viii)		Willful and material misconduct.

Nothing in this provision shall prevent the Bank from putting the Employee on a paid or unpaid administrative leave during the pendency of criminal charges against the Employee, during an investigation (internal or otherwise) into any suspected misconduct or illegal conduct of the Employee, or for any other reason deemed appropriate in the reasonable discretion of the Bank.  Nothing in this provision shall prohibit the Bank from reasonably disciplining the Employee for wrongdoing or misconduct in a manner that does not result in termination.  Discipline or discharge under this section shall be preceded by a fair and complete investigation, including an opportunity for Employee to provide information which he/she deems relevant.

(b)                            Termination Without Cause.  Employee’s employment under this Agreement may be terminated without cause at any time upon sixty (60) days written notice to Employee.

Employee may terminate this Agreement at any time upon sixty (60) days written notice to the Bank’s President or CEO.

(c)                            Absenteeism.  If the Employee is absent from work in partial-day or full-day increments for any reason, including but not limited to illness or injury, for a period of time or in a manner that materially affects the functioning of the Employee’s department or of the Employee’s direct or indirect reports, the Bank may, in its reasonable discretion, terminate the Employee’s employment with the Bank without prior notice.  Nothing in this absenteeism provision shall relieve the Bank from fulfilling any duties it may have under the Americans with Disabilities Act, any applicable State Human Rights Act, the Family Medical Leave Act, or any other applicable law or regulation.

(d)                            Death.  The Employee’s employment hereunder shall terminate automatically upon the Employee’s death.  Such termination shall be effective the last day of the month in which the Employee’s death occurs.

(e)                            Severance Terms.  Upon termination of Employee’s employment under this section, Employee shall forfeit all rights to future compensation under Section 3, provided, however, that if employment is terminated as a result of Employee’s death, compensation under section 3(b) will not be forfeited, and will be payable to Employee’s Estate/heirs in accord with the terms of the Bank’s executive incentive plans.  Except where termination follows a change in control, as defined in Employee’s Change in Control Agreement, Employee shall receive the following amounts, except to the extent previously paid by the Bank to Employee, as full payment, compromise and settlement of all non-vested compensation, and as additional consideration for the restrictive covenants contained in this Agreement:

i.                  In the event the Employee’s employment is terminated by the Bank for cause, the Bank shall pay the Employee the Employee’s full salary through the date of termination for cause, at the rate in effect at the time of notice of termination, and the Bank shall thereafter have no further obligation to the Employee under this Agreement;

ii.            In the event Employee’s employment is terminated by the Bank without cause, other than by reason of absenteeism or death, the Employee shall be paid the Employee’s full salary through the date of termination and in addition, shall be paid each month for twelve months one-twelfth of the total of:  (a) Employee’s monthly salary in effect at the time of termination times the number of months remaining until expiration of Employee’s employment agreement plus (b) an amount equal to one year’s annual base salary.  Notwithstanding the above, if the Bank determines that the payments described above are subject to 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (or a successor provision), the payments described above shall be delayed until the first day following the sixth month anniversary of the Employee’s termination, and the first payment shall include the six total amount of the six delayed payments plus the seventh monthly payment.  (Payments under this subparagraph will be conditioned upon compliance with paragraph 6 below — Agreement Not to Compete — and any payments made under this subparagraph must be returned to the Bank if the employee violates the non-compete provisions contained in paragraph 6.);

iii.         In the event the Employee’s employment is terminated by the Bank because of absenteeism resulting from the Employee’s mental or physical incapacity (as defined by the Bank’s Disability Plan), the Bank will pay the Employee through the last day of the month in which the Employee is terminated plus an amount equal to three (3) month’s base salary;

iv.          In the event of Employee’s death, the Bank shall pay the Employee’s spouse, beneficiary, or the Employee’s estate, the Employee’s then current salary through the last day of the month in which such death occurs; and

v.              In the event Employee’s employment is terminated by Employee, and if the Employee provides written notice as required in Section 5(b), the Bank shall pay the Employee’s current salary through the month of termination and one additional month’s salary.  Failure to give such notice shall result in forfeiture of accrued PTO and the Employee shall be paid only through the last day worked.

Compensation following a change in control, as defined in Employee’s Change in Control Agreement, shall be governed by the terms of that Agreement.

6.              Agreement Not to Compete

Employee agrees that during the term of the Employee’s employment hereunder and for a period of one (1) year after termination of this agreement by the Employee or by the Bank “without cause” per paragraph 5(b), he/she will not:  either directly or indirectly, on the Employee’s own behalf or as a partner, officer, employee, consultant, stockholder (except by ownership of less than 1% of the outstanding stock of a publicly held corporation, or the ownership does not involve any managerial or operation responsibility), director or trustee of any person, firm, or corporation or otherwise, engage in or assist others to engage in any business, competing with the business carried on by the Bank, or solicit business from any customers of the Bank, within the cities, towns, municipalities, or counties where the Bank conducts business.  “Bank” as used in this provision shall include all branch operations and locations.  If the Employee violates the non-compete provisions of this paragraph he/she shall return to the Bank any severance payments received after termination under paragraph 5(e) or under paragraph 4(a)(iii) of Employee’s Change in Control Agreement.

7.              Solicitation of Employees.

Employee agrees that during the term of Employee’s employment and for one (1) years after the termination of such employment, Employee will not induce or attempt to induce any person who is an Employee of the Bank to leave the employ of the Bank and engage in any business which competes with the Bank’s business.

8.              Confidential Information.

Employee acknowledges that as a result of employment with the Bank (he or she) has access to and knowledge of confidential, trade secret and proprietary information of the Bank.  In exchange for the consideration set forth herein and for the consideration set forth in the Change-in-Control Agreement contemporaneously executed, Employee agrees not to disclose to anyone inside or outside the Bank or use for (his or her) own benefit or the benefit of others, any of this information without the express written consent of the Bank.  Employee acknowledges an unauthorized disclosure or use of this information would be unfair and would cause the Bank irreparable harm.

9.              No Assignments.

This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Bank will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Bank, by an assumption agreement in form and substance satisfactory to the Employee in (his or her) sole discretion, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place.  Failure of the Bank to obtain such an assumption agreement prior to the effective date of any such succession or assignment shall be a breach of this Agreement.

10.       Notice.

For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement (provided that all notices to the Bank shall be directed to the attention of the Chief Executive Officer of the Bank with a copy to the Secretary of the Bank), or to such other address as either party may have furnished to the other in writing in accordance herewith.  Notices shall be effective upon receipt.

11.       Entire Agreement/Waivers.

This Agreement represents the entire agreement between the parties and supersedes all previous communications, representations, understandings, and agreements, either oral or written, between the Bank and the Employee with respect to the employment of the Employee by the Bank.  No waiver of the terms of this Agreement shall be binding upon either party unless in writing, signed by both parties.  The waiver or failure of either party to enforce the terms of this Agreement in one instance shall not constitute a waiver of that party’s rights under this Agreement with respect to other violations.

12.       Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13.       Section 409A of the Code.

It is the intent of the parties that this Agreement be construed to avoid the excise tax and penalties described in Section 409A of the Code.  The parties acknowledge that the Agreement may require amendment to comply with the requirements of Section 409A of the Code.

14.       Governing Law

The laws of the United States to the extent applicable and otherwise by the laws of the State of South Dakota shall govern this Agreement.

15.       Arbitration and Remedies

(a)          Except as otherwise expressly provided in this Agreement, any dispute or claim arising under or with respect to this Agreement, or the termination of this Agreement, will be resolved by arbitration in the state of South Dakota in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association by a mutually agreeable neutral arbitrator.  The decision or award of the arbitrator shall be final and binding upon the parties and may be entered as a judgment or order in any Court of competent jurisdiction;

(b)         All information and documentation submitted by the parties or received from any other source, together with all transcripts of the hearing(s) or other proceedings, and the arbitrator’s findings shall be treated by the arbitrator and the parties as Confidential Information and the participants agree not to disclose or turn over any such information or documentation to a third party without the prior written consent of the parties, or pursuant to a lawful subpoena or court order, or an order to obtain a injunctive relief;

(c)          Employee acknowledges that compliance with Sections 6, 7, and 8 is necessary to protect the business and good will of the Bank, and that a breach of these sections would irreparably and continually damage the Bank for which money damages may not be adequate.  Consequently, Employee agrees that the Bank will be entitled to injunctive and other equitable relief from the courts for breach or threatened breach of these sections and Employee agrees that it will not be a defense to any request for such relief that the Bank has an adequate remedy at law.  For purposes of any such proceeding, the Bank and the Employee submit to the non-exclusive jurisdiction of the courts of the state of South Dakota, and of the United States located in the State of South Dakota, and each agrees not to raise and waives any objection to or defense based on the venue of any such court or forum non-conveniens;

(d)          If a court of competent jurisdiction determines that any provision of this Agreement is unreasonable in scope, time, or geography, it is hereby authorized by the Employee and the Bank to enforce the same in such narrower scope, shorter time or lesser geography as such court determines to be reasonable and proper under all the circumstances.  The restrictive covenants in Section 6 shall be deemed separate covenants for each and every state, county, municipality, and town, and in the event the covenants for one or more of the geographic territories is determined to be unenforceable, the remaining covenants shall continue to be effective; and

(e)          The Bank will also have such other legal remedies as may be appropriate under the circumstances including, but not limited to, recovery of damages occasioned by a breach.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EMPLOYEE	HOME FEDERAL BANK

(Employee’s Name)	By:	Curtis L. Hage
	Its:	Chairman, President and
Chief Executive Officer